Exhibit 99.1

Media Relations Amy Gooen ManTech International Corporation 703-218-6387 amy.gooen@mantech.com	Investor Relations Stuart Davis ManTech International Corporation 703-218-8269 stuart.davis@mantech.com

ManTech Completes Acquisition of QinetiQ Security and Intelligence

Solutions Unit

FAIRFAX, Va. – Oct. 11, 2010 – ManTech International Corporation (NASDAQ: MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, announced today that on Oct. 8, 2010, ManTech completed the acquisition of QinetiQ North America’s Security and Intelligence Solutions (S&IS) business for $60 million in cash.

Headquartered in Fairfax, Va., S&IS provides integrated security solutions to the Department of Defense and the intelligence community. S&IS recently won a prime position on the Missile Defense Agency Engineering and Support Services (MiDAESS) contract (Functional Group 6), a five-year indefinite delivery/indefinite quantity contract with a ceiling of $365 million. The S&IS business will be integrated within ManTech’s Mission, Cyber and Technology Solutions group, led by L. William Varner.

“The addition of S&IS will help ManTech expand our security solutions portfolio, allowing us to provide more comprehensive security services to our current and future customers in the defense and intelligence markets,” Varner said. “On behalf of ManTech International, I’d like to formally welcome the entire Security and Intelligence Solutions team to the ManTech family.”

ManTech expects that the acquisition will contribute solid growth and operating margins and be accretive to its earnings per share in 2011. The company will provide further discussion of the S&IS business on its third quarter earnings conference call, which is scheduled for Oct. 27, 2010.

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,700 professionals in 40 countries around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and

Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in ManTech’s Annual Report on Form 10-K for the period ended Dec. 31, 2009, and other such filings that ManTech makes with the U.S. Securities and Exchange Commission (SEC) from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

# # #